Exhibit 99.1

Live Ventures Announces First Quarter 2022 Financial Results

LAS VEGAS, February 10, 2022 -- Live Ventures Incorporated (Nasdaq: LIVE), a diversified holding company, today announced financial results for its first quarter ended December 31, 2021.

Q1 FY2022 Key Highlights:

•
Revenues of $75.2 million increased 20.3% over the prior year period;
•
Gross profit of $27.6 million increased 24.0% over the prior year period;
•
Operating income of $10.4 million increased 42.7% over the prior year period;
•
Interest Expense of $1.0 million decreased 30.8% over the prior year period;
•
Net income of $6.5 million increased 24.0% over the prior year period;
•
Adjusted EBTIDA of $12.1 million increased 21.9% over the prior year period;
•
Q1 2022 Basic and Fully Diluted EPS were $4.14 and $2.04, respectively, increased 20.0% and 25.4%, respectively, over the prior year period;
•
Total assets of $219.0 million; and
•
Approximately $38.8 million of cash and availability under our credit facilities.

“I continue to be pleased with the result of Live Ventures’ efforts, as demonstrated by our strong financial performance for the first fiscal quarter of this year,” Jon Isaac, President and CEO of Live Ventures commented. “Live Ventures has continued to execute upon its strategic plan, deliver meaningful financial results, and demonstrate resiliency in uncertain times.”

Live Ventures reported revenues of $75.2 million, and basic earnings per share (“EPS”) of $4.14, which represents an increase of 20.3% and 20.0%, respectively, over the prior year period. The company also reported operating income of $10.4 million and net income of $6.5 million, representing an increase of 42.7% and 24.0%, respectively, over the same period last year.

Net income for the quarter includes approximately $0.8 million from SW Financial, which is included as part of the company’s Corporate & other segment. As of December 31, 2021, the company reported total assets of $219.0 million, and total cash and cash availability under its various lines of credit of $38.8 million. Stockholders’ equity attributable to Live Ventures’ stockholders was approximately $82.1 million as of December 31, 2021.

Each of the company’s three main reporting segments continued to demonstrate meaningful growth on a topline and operating income basis compared to the prior year period.

“We started our fiscal 2022 in a fantastic position with each of our diverse reporting segments continuing to provide meaningful contribution and providing Live Ventures continued liquidity and availability to invest in both new acquisitions and our existing operations,” Mr. Isaac concluded.

Q1 FY2022 Financial Summary (in thousands)

	During the three months ended December 31,
	2021	2020	% Change
Revenues	$75,158	$62,454	20.3%
Operating Income	$10,407	$7,291	42.7%
Net income applicable to common stock	$6,546	$5,413	20.9%
Basic earnings per share	$4.14	$3.45	20.0%

	During the three months ended December 31,
	2021	2020	% Change
Revenues
Retail	$26,211	$22,370	17.2%
Flooring Manufacturing	$32,872	$30,222	8.8%
Steel Manufacturing	$12,366	$9,735	27.0%
Corporate & other	$3,709	$127	2820.5%
Total	$75,158	$62,454	20.3%

	During the three months ended December 31,
	2021	2020	% Change
Operating income (loss)
Retail	$4,810	$4,493	7.1%
Flooring Manufacturing	$4,608	$4,150	11.0%
Steel Manufacturing	$1,654	$144	1048.6%
Corporate & other	$(665)	$(1,496)	55.5%
Total	$10,407	$7,291	42.7%

	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020
Adjusted EBITDA
Retail business	$5,202	$5,182
Flooring Manufacturing business	5,255	5,098
Steel Manufacturing business	1,844	497
Corporate & Other	(199)	(847)
Total Adjusted EBITDA	$12,102	$9,930

Adjusted EBITDA as a percentage of revenue
Retail business	19.8%	23.2%
Flooring Manufacturing business	16.0%	16.9%
Steel Manufacturing business	14.9%	5.1%
Corporate & Other	-5.4%	-664.0%
Consolidated adjusted EBITDA as a percentage of revenue	16.1%	15.9%

Retail

Retail Segment Revenue for the three months ended December 31, 2021 increased by approximately $4.0 million or 17.2%, over the prior year period, primarily due to increased retail pricing and additional locations added at Vintage Stock, offset by decreasing sales by ApplianceSmart primarily due to decreases in sales resulting from increased competition. Retail price increases were primarily due to higher product costs relating to inflationary pressures that were passed on to customers. Cost of revenue increased proportionately with the increase in revenue. Operating income for the three months ended December 31, 2021 was approximately $4.8 million, as compared to operating income of approximately $4.5 million for the prior year period.

Flooring Manufacturing

Flooring Manufacturing Segment Revenue for the three months ended December 31, 2021 increased by approximately $2.7 million, or 8.8%, over the prior year period, primarily due to greater demand for various grades of flooring, as well increases in sales prices. The shift in demand in flooring grades was generally toward higher priced product. Sales price increases were primarily due to higher product costs relating to inflationary pressures that were passed on to customers. Cost of revenue for the three months ended December 31, 2021 increased proportionately with revenue, as compared to the prior year period. Operating income for the three months ended December 31, 2021 was approximately $4.6 million, as compared to operating income of approximately $4.2 million for the prior year period.

Steel Manufacturing

Steel Manufacturing Segment Revenue for the three months ended December 31, 2021 increased by $2.6 million, or 27%, as compared to the prior year period, primarily due to increased sales prices resulting from rising costs. Cost of revenue for the three months ended December 31, 2021 decreased as a percentage of sales due to improved manufacturing efficiencies and increased revenue due to price increases, over the prior year period. Operating income for the three months ended December 31, 2021 was approximately $1.7 million, as compared to operating income of approximately $0.1 million in the prior year period. The increase in operating income is primarily due to an increase in gross profit.

Corporate and Other

The increase in Corporate and Other Revenue is primarily attributable to the consolidation of Salomon Whitney in June 2021. Operating loss for the three months ended December 31, 2021 decreased by approximately $0.8 million as compared to the prior year period.

Non-GAAP Financial Information

Adjusted EBTIDA

We evaluate the performance of our operations based on financial measures such as revenue and “Adjusted EBITDA.” Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’ ability to fund acquisitions and other capital expenditures, and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company's financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to net income or loss and is indicative neither of our results of operations, nor of cash flows available to fund all of our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures, Incorporated, should not be compared to any similarly titled measures reported by other companies.

About Live Ventures

Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”) is a rapidly growing, diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Venture’s acquisition strategy is sector agnostic, and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management to build increased shareholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968 and refocused in 2011 under our CEO and strategic investor, Jon Isaac. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, entertainment, and financial services industries.

About Our Main Operating Subsidiaries

Marquis Industries

Based in Chatsworth, GA, and acquired by Live Ventures in 2015, Marquis Industries (“Marquis”) is a leading manufacturer of residential and commercial carpets sold primarily in North America and focused on residential, niche commercial, and hospitality end-markets. In addition to a diverse offering of carpeting products, Marquis Industries also designs, sources, and sells hard-surface flooring products.

Vintage Stock

Based in Joplin, MO and acquired by Live Ventures in 2016, Vintage Stock Inc. (“Vintage Stock”) is an award-winning entertainment retailer that sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more through a unique buy-sell-trade model. Vintage Stock sells through its 60+ retail stores and its website, allowing the company to ship product worldwide directly to the customer’s doorstep.

ApplianceSmart

ApplianceSmart® (“ApplianceSmart”) is based in Columbus, Ohio and was acquired by Live Ventures in 2017. ApplianceSmart sells new major household appliances in the United States through its retail store. ApplianceSmart is the first independent retailer in the nation to become a voluntary member of the Environmental Protection Agency's Responsible Appliance Disposal (RAD) Program. On December 9, 2019, ApplianceSmart filed a voluntary petition in the United States Bankruptcy Court for the Southern District of New York, seeking relief under Chapter 11 of Title 11 of the United States Code.

Precision Marshall

Based in Washington, PA and acquired by Live Ventures in 2020, Precision Industries, Inc. (“Precision Marshall”) is a leading manufacturer of premium steel tools and specialty alloys. Precision Marshall manufactures pre-finished decarb-free tool and die steel. For over 70 years, Precision Marshall has been known by steel distributors for its quick and accurate service and has led the industry with exemplary availability and value-added processing.

Salomon Whitney

Based in Melville, NY, Salomon Whitney LLC (“Salomon Whitney”) is a licensed broker-dealer and investment bank offering clients a broad range of products and services, including broker retailing of corporate equity and debt securities, private placement of securities, corporate finance consulting regarding mergers and acquisitions, broker selling of variable life insurance or annuities, and broker retailing of U.S. government and municipal securities. Salomon Whitney has over 70 registered representatives and is licensed to operate in all 50 states. As of December 31, 2021, Live Ventures owns a 24.9% interest in Salomon Whitney. However, Salomon Whitney is consolidated into Live Ventures financial statements as a variable interest entity.

Contact:

Live Ventures Incorporated

Tim Matula, Investor Relations

(425) 836-9035

tmatula@liveventures.com

http://liveventures.com
Source: Live Ventures Incorporated

LIVE VENTURES INCORPORATED

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2021	September 30, 2021
	(Unaudited)
Assets
Cash	$10,031	$4,664
Trade receivables, net of allowance for doubtful accounts of $61 at December 31, 2021 and September 30, 2021	19,117	21,559
Inventories, net of reserves of approximately $1.9 million at December 31, 2021, and approximately $1.8 million at September 30, 2021	73,898	70,747
Prepaid expenses and other current assets	2,042	1,640
Debtor in possession assets	143	180
Total current assets	105,231	98,790
Property and equipment, net of accumulated depreciation of approximately $21.8 million at December 31, 2021, and approximately $20.6 million at September 30, 2021	37,440	35,632
Right of use asset - operating leases	29,090	30,466
Deposits and other assets	1,345	682
Intangible assets, net of accumulated amortization of approximately $2.5 million at December 31, 2021 and approximately $2.2 million at September 30, 2021	4,410	4,697
Goodwill	41,471	41,471
Total assets	$218,987	$211,738
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$9,713	$10,644
Accrued liabilities	14,304	17,048
Income taxes payable	734	876
Current portion of lease obligations - operating leases	7,196	7,202
Current portion of long-term debt	17,553	16,055
Current portion of notes payable related parties	2,000	2,000
Debtor-in-possession liabilities	11,184	11,135
Total current liabilities	62,684	64,960
Long-term debt, net of current portion	40,305	37,559
Lease obligation long term - operating leases	28,008	29,343
Notes payable related parties, net of current portion	2,000	2,000
Deferred taxes	4,346	2,796
Total liabilities	137,343	136,658
Commitments and contingencies
Stockholders' equity:
Series B convertible preferred stock, $0.001 par value, 1,000,000 shares authorized, 315,790 shares issued and outstanding at December 31, 2021 and September 30, 2021, respectively	—	—
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 shares issued and outstanding at December 31, 2021 and September 30, 2021, respectively, with a liquidation preference of $0.30 per share outstanding	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 1,582,334 and 1,582,334 shares issued and outstanding at December 31, 2021 and September 30, 2021, respectively	2	2
Paid in capital	65,302	65,284
Treasury stock common 534,520 shares as of December 31, 2021 and September 30, 2021, respectively	(4,519)	(4,519)
Treasury stock Series E preferred 50,000 shares as of December 31, 2021 and of September 30, 2021, respectively	(7)	(7)
Retained earnings	21,314	14,768
Equity attributable to Live stockholders	82,092	75,528
Non-controlling interest	(448)	(448)
Total stockholders' equity	81,644	75,080
Total liabilities and stockholders' equity	$218,987	$211,738

The accompanying notes are an integral part of these consolidated financial statements.

LIVE VENTURES, INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share)

	For the Three Months Ended December 31,
	2021	2020
Revenues	$75,158	$62,454
Cost of revenues	47,542	40,185
Gross profit	27,616	22,269

Operating expenses:
General and administrative expenses	14,157	12,279
Sales and marketing expenses	3,052	2,699
Total operating expenses	17,209	14,978
Operating income	10,407	7,291
Other (expense) income:
Interest expense, net	(1,017)	(1,470)
Gain on disposal of fixed assets	—	129
Loss on bankruptcy settlement	(10)	—
Other income (expense)	126	779
Total other (expense) income, net	(901)	(562)
Income before provision for income taxes	9,506	6,729
Provision for income taxes	2,960	1,450
Net income	6,546	5,279
Net loss attributable to non-controlling interest	-	134
Net income attributable to Live stockholders	$6,546	$5,413

Income per share:
Basic	$4.14	$3.45
Diluted	$2.04	$1.63

Weighted average common shares outstanding:
Basic	1,582,334	1,568,213
Diluted	3,202,057	3,319,088

Dividends declared - series B convertible preferred stock	$—	$—
Dividends declared - series E convertible preferred stock	$—	$—
Dividends declared - common stock	$—	$—

LIVE VENTURES INCORPORATED

NON-GAAP MEASURES RECONCILIATION

(dollars in thousands, except per share)

Adjusted EBITDA

The following table provides a reconciliation of Net (loss) income to total Adjusted EBITDA for the periods indicated (amounts in thousands):

	For the Three Months Ended
	December 31, 2021	December 31, 2020
Net income	$6,546	$5,279
Depreciation and amortization	1,549	1,714
Stock-based compensation	18	17
Interest expense, net	1,017	1,470
Income tax expense (benefit)	2,960	1,450
Other	12	—
Adjusted EBITDA	$12,102	$9,930